CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 21, 2009, relating to the financial statements and financial highlights which appear in the October 31, 2009 Annual Reports to Shareholders of Legg Mason Capital Management Value Trust, Inc., Legg Mason Capital Management Special Investment Trust, Inc., and Legg Mason Capital Management American Leading Companies Trust (a series of Legg Mason Investors Trust, Inc.) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Financial Statements” and “The Funds’ Independent Registered Public Accounting Firm” in such Registration Statement.

Baltimore, Maryland

June 23, 2010